PG&E Corporation

2014 Long-Term Incentive Plan

PG&E Corporation
2014 Long-Term Incentive Plan
(As adopted effective May 12, 2014, and as amended effective January 1, 2016)

1.            Establishment, Purpose and Term of Plan.
1.1            Establishment.  The PG&E Corporation 2014 Long-Term Incentive Plan (the "Plan") is hereby established effective as of the date approved by the shareholders of the Company (the "Effective Date").  This Plan replaces the PG&E Corporation 2006 Long-Term Incentive Plan.
1.2            Purpose.  The purpose of the Plan is to advance the interests of the Participating Company Group and its shareholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Participating Company Group, by motivating such persons to contribute to the growth and profitability of the Participating Company Group, by aligning their interests with interests of the Company's shareholders, and by rewarding such persons for their services by tying a significant portion of their total compensation package to the success of the Company.  The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Shares, Performance Units, Restricted Stock Units, Deferred Compensation Awards and other Stock-Based Awards as described below.
1.3            Term of Plan.  The Plan shall continue in effect until the earlier of its termination by the Board or the date on which no Awards remain outstanding under the Plan.  However, the term during which all Awards shall be granted, if at all, shall be within ten (10) years from the Effective Date.  Moreover, Incentive Stock Options shall not be granted later than February 19, 2024 (ten (10) years from the date on which the Plan was adopted by the Board).
2.            Definitions and Construction.
2.1            Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:
(a)            "Affiliate" means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities.  For this purpose, the term "control" (including the term "controlled by") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S‑8 under the Securities Act.
(b)            "Award" means any Option, SAR, Restricted Stock Award, Performance Share, Performance Unit, Restricted Stock Unit or Deferred Compensation Award or other Stock-Based Award granted under the Plan.
(c)            "Award Agreement" means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant (which may also be in electronic form).
(d)            "Board" means the Board of Directors of the Company.
(e)            "Change in Control" means, unless otherwise defined by the Participant's Award Agreement or contract of employment or service, the occurrence of any of the following:
(i)            any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any benefit plan for Employees or any trustee, agent or other fiduciary for any such plan acting in such person's capacity as such fiduciary), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d‑3 promulgated under the Exchange Act), of stock of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding voting stock; or
(ii)            during any two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election, or the nomination for election by the shareholders of the Company, of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office (1) who were Directors at the beginning of the period or (2) whose election or nomination was previously so approved; or
(iii)            the consummation of any consolidation or merger of the Company other than a merger or consolidation which would result in the holders of the voting stock of the Company outstanding immediately prior thereto continuing to directly or indirectly hold at least seventy percent (70%) of the Combined Voting Power of the Company, the surviving entity in the merger or consolidation or the parent of such surviving entity outstanding immediately after the merger or consolidation; or
(iv)            (1) the consummation of any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company, or (2) the approval of the Shareholders of the Company of a plan of liquidation or dissolution of the Company.
For purposes of paragraph (iii), the term "Combined Voting Power" shall mean the combined voting power of the Company's or other relevant entity's then outstanding voting stock.
(f)            "Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
(g)            "Committee" means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board.  If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.
(h)            "Company" means PG&E Corporation, a California corporation, or any successor corporation thereto.
(i)            "Consultant" means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Form S‑8 Registration Statement under the Securities Act.
(j)            "Deferred Compensation Award" means an award of Stock Units granted to a Participant pursuant to Section 12 of the Plan.
(k)            "Director" means a member of the Board.
(l)            "Disability" means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code, except as otherwise set forth in the Plan or an Award Agreement.
(m)            "Dividend Equivalent" means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.
(n)            "Employee" means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director's fee shall be sufficient to constitute employment for purposes of the Plan.  The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual's employment or termination of employment, as the case may be.  For purposes of an individual's rights, if any, under the Plan as of the time of the Company's determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.
(o)            "Exchange Act" means the Securities Exchange Act of 1934, as amended.
(p)            "Fair Market Value" means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
(i)            Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the New York Stock Exchange or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable.  If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.
(ii)            Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the opening, closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by a Participant, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days.  The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan.
(iii)            If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.
(q)            "Incentive Stock Option" means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.
(r)            "Insider" means an Officer, a Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
(s)             "Net-Exercise" means a procedure by which the Participant will be issued a number of shares of Stock determined in accordance with the following formula:
X = Y(A-B)/A, where
X = the number of shares of Stock to be issued to the Participant upon exercise of the Option;
Y = the total number of shares with respect to which the Participant has elected to exercise the Option;
A = the Fair Market Value of one (1) share of Stock;
B = the exercise price per share (as defined in the Participant's Award Agreement).

(t)            "Non-employee Director" means a Director who is not an Employee.
(u)            "Non-employee Director Award" means an Award granted to a Non-employee Director pursuant to Section 7 of the Plan.
(v)            "Nonstatutory Stock Option" means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.
(w)            "Officer" means any person designated by the Board as an officer of the Company.
(x)            "Option" means the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 or Section 7 of the Plan.  An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.
(y)            "Option Expiration Date" means the date of expiration of the Option's term as set forth in the Award Agreement.
(z)            "Parent Corporation" means any present or future "parent corporation" of the Company in an unbroken chain of corporations ending with the Company in which each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(aa)            "Participant" means any eligible person who has been granted one or more Awards.
(bb)            "Participating Company" means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.
(cc)            "Participating Company Group" means, at any point in time, all entities collectively which are then Participating Companies.
(dd)            "Performance Award" means an Award of Performance Shares or Performance Units.
(ee)            "Performance Award Formula" means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.
(ff)            "Performance Goal" means a performance goal established by the Committee pursuant to Section 10.3 of the Plan.
(gg)            "Performance Period" means a period established by the Committee pursuant to Section 10.3 of the Plan at the end of which one or more Performance Goals are to be measured.
(hh)            "Performance Share" means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 of the Plan to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.
(ii)            "Performance Unit" means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.
(jj)            "Prior Plan" means the PG&E Corporation 2006 Long-Term Incentive Plan.
(kk)             "Restricted Stock Award" means an Award of Restricted Stock.
(ll)            "Restricted Stock Unit" or "Stock Unit" means a bookkeeping entry representing a right granted to a Participant pursuant to Section 11 or Section 12 of the Plan, respectively, to receive a share of Stock or payment equal to the value of a share of Stock on a date determined in accordance with the provisions of Section 11 or Section 12, as applicable, and the Participant's Award Agreement.
(mm)            "Restriction Period" means the period established in accordance with Section 9.4 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.
(nn)            "Retirement" means termination as an Employee with the Participating Company Group at age 55 or older, provided that the Participant was an Employee for at least five consecutive years prior to the date of such termination.
(oo)            "Rule 16b‑3" means Rule 16b‑3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.
(pp)            "SAR" or "Stock Appreciation Right" means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 8 of the Plan to receive payment in any combination of shares of Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.
(qq)            "Section 162(m)" means Section 162(m) of the Code.
(rr)            "Section 409A Change in Control" means a "change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation," within the meaning of Section 409A of the Code, as such definition applies to the Company.
(ss)            "Securities Act" means the Securities Act of 1933, as amended.
(tt)            "Separation from Service" means a Participant's "separation from service," within the meaning of Section 409A of the Internal Revenue Code.
(uu)            "Service" means a Participant's employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant.  A Participant's Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant's Service.  Furthermore, a Participant's Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company.  However, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant's Service shall be deemed terminated and any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and instead shall be treated thereafter as a Nonstatutory Stock Option commencing on the third (3rd) month from such deemed termination, unless the Participant's right to return to Service with the Participating Company Group is guaranteed by statute or contract.  Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant's Award Agreement.  A Participant's Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company.  Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant's Service has terminated and the effective date of such termination.
(vv)            "Stock" means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.
(ww)            "Stock-Based Awards" means any award that is valued in whole or in part by reference to, or is otherwise based on, the Stock, including dividends on the Stock, but not limited to those Awards described in Sections 6 through 12 of the Plan.
(xx)            "Subsidiary Corporation" means any present or future "subsidiary corporation" of the Company in an unbroken chain of corporations beginning with the Company in which each of the corporations other than the last corporation owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(yy)            "Substitute Awards" means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary Corporation or with which the Company or any Subsidiary Corporation combines.
(zz)            "Ten Percent Owner" means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.
(aaa)            "Vesting Conditions" mean those conditions established in accordance with Section 9.4 or Section 11.2 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant's termination of Service, or other deadline for satisfying such conditions, as applicable.
2.2            Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.
3.            Administration.
3.1            Administration by the Committee.  The Plan shall be administered by the Committee.  All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.
3.2            Authority of Officers.  Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.  In addition, to the extent specified in a resolution adopted by the Board, the Chief Executive Officer of the Company shall have the authority to grant Awards to an Employee who is not an Insider and who is receiving a salary below the level which requires approval by the Committee; provided that the terms of such Awards conform to guidelines established by the Committee and provided further that at the time of making such Awards the Chief Executive Officer also is a Director.
3.3            Administration with Respect to Insiders.  With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b‑3.
3.4            Committee Complying with Section 162(m).  While the Company is a "publicly held corporation" within the meaning of Section 162(m), the Board may establish a Committee of "outside directors" within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).
3.5            Powers of the Committee.  In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
(a)            to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award based on the recommendation of the Chief Executive Officer of the Company (except that Awards to the Chief Executive Officer shall be based on the recommendation of the independent members of the Board in compliance with applicable stock exchange rules, Non-employee Director Awards shall be granted automatically pursuant to Section 7 of the Plan, and other Awards to Non-employee Directors shall be approved by the Board);
(b)            to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;
(c)            to determine the Fair Market Value of shares of Stock or other property;
(d)            to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant's termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;
(e)            to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;
(f)            to approve one or more forms of Award Agreement;
(g)            to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto, subject, in the case of an adversely affected Award, to the affected Participant's consent unless necessary to comply with any applicable law, regulation, or rule;
(h)            to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant's termination of Service;
(i)            without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.2) as the replaced Option and otherwise provides substantially equivalent terms and conditions as the replaced Option, as determined by the Committee, and subject to limitations set forth in Section 3.6;
(j)            to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;
(k)            to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and
(l)            to delegate to the Chief Executive Officer or the Senior Vice President of Human Resources the authority with respect to ministerial matters regarding the Plan and Awards made under the Plan.
3.6            Option or SAR Repricing/Buyout. Notwithstanding anything to the contrary set forth in the Plan, without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the shareholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Company shall not approve a program providing for any of the following: (a) the cancellation of outstanding Options or SARs and the grant in substitution therefore of new Options or SARs having a lower exercise price, another Award, cash or a combination thereof (other than in connection with a Change in Control), (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof, (c) the purchase of outstanding unexercised Options or SARs by the Company whether by cash payment or otherwise, or (d) any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchanges on which the Stock is listed.  This paragraph shall not be construed to apply to "issuing or assuming a stock option in a transaction to which section 424(a) applies," within the meaning of Section 424 of the Code.  For the avoidance of doubt, this Section 3.6 shall not preclude any action taken without shareholder approval that is described in Section 4.2.
3.7            Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
4.            Shares Subject to Plan.
4.1            Maximum Number of Shares Issuable.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be seventeen million (17,000,000) less one share for every one share of Stock covered by an award granted under the Prior Plan after December 31, 2013 and prior to the Effective Date.  After the Effective Date, no awards may be granted under the Prior Plan.  Shares of Stock issued hereunder shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.  If (i) an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan; or (ii) after December 31, 2013, an outstanding award under the Prior Plan (whenever granted) for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of stock acquired pursuant to an award under the Prior Plan subject to forfeiture or repurchase are forfeited or repurchased by the Company, the shares of stock allocable to the terminated portion of such award or such forfeited or repurchased shares or stock shall again be available for issuance under the Plan (as of December 31, 2013 there were 6,194,819 shares of stock subject to outstanding awards under the Prior Plan).  Shares of Stock shall not be deemed to have been issued pursuant to the Plan (and shall again be available for issuance under the Plan) with respect to any portion of an Award (or, after December 31, 2013, an award under the Prior Plan) that is settled in cash (other than in the case of Options or SARs, in which case shares of Stock having a Fair Market Value equal to the cash delivered shall be deemed issued pursuant to the Plan).  Upon the exercise of an SAR (or, after December 31, 2013, exercise of an SAR that was granted under the Prior Plan), the gross number of shares for which the SAR is exercised shall be deemed issued and shall not again be available for issuance under the Plan.  In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of shares of Stock (either actually or by attestation) or by the withholding of shares by the Company, or (ii) withholding tax liabilities arising from such Award are satisfied by the tendering of shares of Stock (either actually or by attestation) or by the withholding of shares by the Company, then in each such case (other than in the case of such shares tendered or withheld in connection with the exercise of Options or SARs) the shares of Stock so tendered or withheld shall be added to the shares available for grant under the Plan on a one-for-one basis.  In the event that after December 31, 2013, (i) any option or award under the Prior Plan is exercised through the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, or (ii) withholding tax liabilities arising from such options or awards are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, then in each such case (other than in the case of such shares tendered or withheld in connection with the exercise of Options or SARs) the shares so tendered or withheld shall be added to the shares available for grant under the Plan on a one-for-one basis.
4.2            Adjustments for Changes in Capital Structure.  Subject to any required action by the shareholders of the Company, Section 409A of the Code and Section 162(m) of the Code for Awards intended to comply with the "qualified performance-based compensation" exception thereunder, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the shareholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.4, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants' rights under the Plan.  For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as "effected without receipt of consideration by the Company."  Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number.  The Committee in its sole discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods, subject to Section 162(m) of the Code for Awards intended to qualify as "performance-based compensation" thereunder.  The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.
4.3            Substitute Awards.  To the extent permitted under the rules of the applicable stock exchange on which the Stock is listed, Substitute Awards shall not reduce the shares of Stock authorized for grant under the Plan, nor shall Shares subject to a Substitute Award be added to the shares of Stock available for Awards under the Plan as provided above.  Additionally, subject to the rules of the applicable stock exchange on which the Stock is listed, in the event that a company acquired by the Company or any Subsidiary Corporation or with which the Company or any Subsidiary Corporation combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for grant under the Plan (and shares subject to such Awards shall not be added to the shares available for Awards under the Plan as provided in the paragraphs above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.
5.            Eligibility and Award Limitations.
5.1            Persons Eligible for Awards.  Awards may be granted only to Employees, Consultants and Directors (including Non-employee Directors).  For purposes of the foregoing sentence, "Employees," "Consultants" and "Directors" shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.  A Non-employee Director Award may be granted only to a person who, at the time of grant, is a Non-employee Director.
5.2            Participation.  Awards other than Non-employee Director Awards are granted solely at the discretion of the Committee.  Eligible persons may be granted more than one Award.  However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.
5.3            Incentive Stock Option Limitations.
(a)            Persons Eligible.  An Incentive Stock Option ("ISO") may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an "ISO-Qualifying Corporation").  Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.  An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.
(b)            Fair Market Value Limitation.  To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options.  For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted.  If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code.  If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising.  In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first.  Upon exercise, shares issued pursuant to each such portion shall be separately identified.
5.4            Award Limits.
(a)            Maximum Number of Shares Issuable Pursuant to Incentive Stock Options.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed the number of shares set forth in the first sentence of Section 4.1 plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations thereunder, any shares of Stock that again become available for issuance pursuant to the remaining provisions of Section 4.1.
(b)            Section 162(m) Award Limits.  Subject to adjustment as provided in Section 4.2, no Participant may be granted (i) Options or Stock Appreciation Rights during any calendar year with respect to more than 800,000 shares of Stock in the aggregate, and (ii) during any calendar year one or more Restricted Stock Awards, Restricted Stock Unit Awards or Performance Share Awards that are intended to comply with the performance-based exception under Code Section 162(m) for more than 1,600,000 shares of Stock in the aggregate; provided that, for this purpose, such limit shall be applied based on the maximum number of shares of Stock that may be earned under the applicable Award(s).  During any calendar year no Participant may be granted Performance Units or other Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash under which more than $20,000,000 may be earned in the aggregate.  Each of the limitations in this section shall be multiplied by two with respect to Awards granted to a Participant during the first calendar year in which the Participant commences employment with the Company and its Subsidiaries.  If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable limitation in this Section.
(c)            Non-employee Director Award Limits.  No Non-employee Director shall be granted Awards (including Non-employee Director Awards) in any calendar year having an aggregate Grant Date value in excess of $400,000.  For this purpose, Restricted Stock Units, Restricted Stock Awards, Performance Awards, and other Awards shall be valued based on the Fair Market Value on the Grant Date of the maximum number of shares of Stock or dollars, as applicable, covered thereby and Options and SARs shall be valued using a Black-Scholes or other accepted valuation model, in each case, using reasonable assumptions.
5.5            Dividends and Dividend Equivalents. Notwithstanding anything herein to the contrary, cash dividends, stock and any other property (other than cash) distributed as a dividend, a Dividend Equivalent or otherwise with respect to any Award that vests based on achievement of Performance Goals (a) shall either (i) not be paid or credited or (ii) be accumulated, (b) shall be subject to restrictions and risk of forfeiture to the same extent as the underlying Award with respect to which such cash, stock or other property has been distributed and (c) shall be paid after such restrictions and risk of forfeiture lapse in accordance with the terms of the applicable Award Agreement.
6.            Terms and Conditions of Options.
Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish.  No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement.  Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
6.1            Exercise Price.  The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option.  Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted as a Substitute Award, except as would result in taxation under Section 409A or loss of ISO status.
6.2            Exercisability and Term of Options.  Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no Option granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service.  Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.
6.3            Payment of Exercise Price.
(a)            Forms of Consideration Authorized.  Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a "Cashless Exercise"), (iv) by delivery of a properly executed notice of exercise electing a Net-Exercise, (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof.  The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration. Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one share exceeds the option price per share, the Participant has not exercised the Option (or a tandem Stock Appreciation Right, if applicable) and the Option has not expired, the Option, to the extent vested, shall be deemed to have been exercised by the Participant on such day with payment made by withholding shares otherwise issuable in connection with the exercise of the Option.  In such event, the Company shall deliver to the Participant the number of shares for which the Option was deemed exercised, less the number of shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional share shall be settled in cash.
(b)            Limitations on Forms of Consideration.
(i)            Tender of Stock.  Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.
(ii)            Cashless Exercise.  The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.
6.4            Effect of Termination of Service.
(a)            Option Exercisability.  Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option shall be exercisable after a Participant's termination of Service only during the applicable time periods provided in the Award Agreement.
(b)            Extension if Exercise Prevented by Law.  Notwithstanding the foregoing, unless the Committee provides otherwise in the Award Agreement, if the exercise of an Option within the applicable time periods is prevented by the provisions of Section 15 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the earlier of the Option Expiration Date and the tenth anniversary of the date of grant of the Option.
(c)            Extension if Exercise Prohibited by Law.  Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) the exercise of the Option is prohibited by applicable law, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition.
7.            Terms and Conditions of Non-employee Director Awards.
Non-employee Director Awards granted under this Plan shall be automatic and non-discretionary and shall comply with and be subject to the terms and conditions set forth in this Section 7.
The grant date for all Non-employee Director awards to be made under this Section 7 shall be the later of (1) the date on which the independent inspector of election certifies the results of the annual election of directors by shareholders of PG&E Corporation or (2) the date that this Plan becomes effective and grants can be made consistent with legal requirements; provided, however, that in extraordinary circumstances, the grant shall be delayed until the first business day of the next open trading window period following certification of the director election results, as determined by the General Counsel of PG&E Corporation (the "Grant Date").
Grants made pursuant to this Section 7, but prior to January 1, 2015, shall be subject to the terms of Section 7 of the Prior Plan as in effect prior to the Effective Date, provided, however, that such grants shall be deemed made under this Plan.
7.1            Grant of Restricted Stock Unit.
(a)            Timing and Amount of Grant.  Each person who is a Non-employee Director on the Grant Date shall receive a grant of Restricted Stock Units with the number of Restricted Stock Units determined by dividing $140,000 by the Fair Market Value of the Stock on the Grant Date (rounded down to the nearest whole Restricted Stock Unit).  The Restricted Stock Units awarded to a Non-employee Director shall be credited to the director's Restricted Stock Unit account.  Each Restricted Stock Unit awarded to a Non-employee Director in accordance with this Section 7.1(a) shall be deemed to be equal to one (1) (or fraction thereof) share of Stock on the Grant Date, and the value of the Restricted Stock Unit shall thereafter fluctuate in value in accordance with the Fair Market Value of the Stock.  No person shall receive more than one grant of Restricted Stock Units pursuant to this Section 7.1(a) during any calendar year.
(b)            Dividend Rights.  Each Non-employee Director's Restricted Stock Unit account shall be credited quarterly on each dividend payment date with additional shares of Restricted Stock Units (including fractions computed to three decimal places) determined by dividing (1) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the account by (2) the Fair Market Value per share of Stock on such date.  Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award.
(c)            Settlement of Restricted Stock Units.  Restricted Stock Units credited to a Non-employee Director's Restricted Stock Unit account shall, to the extent vested, be settled in a lump sum by the issuance of an equal number of shares of Stock, rounded down to the nearest whole share, upon the earliest of (i) the first anniversary of the Grant Date (normal vesting date), (ii) the Non-employee Director's death, (iii) the Non-employee Director's Disability (within the meaning of Section 409A of the Code), or (iv) the Non-employee Director's Separation from Service following a Change in Control.  However, commencing with Restricted Stock Units having a Grant Date in 2015, a Non-employee Director may irrevocably elect, no later than December 31 of the calendar year prior to the Grant Date of the Restricted Stock Units (or such later time permitted by Section 409A) to have the Non-employee Director's Restricted Stock Unit account settled in (1) a series of 10 approximately equal annual installments (which shall be separate payments for purposes of Section 409A) commencing in January of any year following the normal vesting date, or (2) a lump sum in January of any future year following the normal vesting date.  In the event that the Non-employee Director elects settlement of the Restricted Stock Units in accordance with the immediately preceding sentence, the Restricted Stock Units shall be earlier settled in a lump sum, to the extent vested, upon the occurrence of any of the events set forth in Section 7.1(c)(ii) through 7.1(c)(iv) prior to the elected settlement date (or commencement thereof in the case of settlement in 10 equal annual installments).  In the event that a Non-employee Director elects to have the Non-employee Director's Restricted Stock Unit account settled in a series of 10 approximately equal annual installments commencing in January of any year following the normal vesting date and one of the events set forth in Section 7.1(c)(ii) through 7.1(c)(iv) occurs after commencement of such installments but prior to full settlement of the Non-employee Director's Restricted Stock Units, then any remaining unsettled Restricted Stock Units will be settled in a lump sum upon the occurrence of the applicable event but only to the extent that such acceleration would not result in the imposition of taxation under Section 409A.
7.2            Effect of Termination of Service as a Non-employee Director.
(a)            Forfeiture of Award.  If the Non-employee Director has a Separation from Service prior to the normal vesting date, all Restricted Stock Units credited to the Participant's account that have not vested in accordance with Section 7.2(b) or 7.3 shall be forfeited to the Company and from and after the date of such Separation from Service, and the Participant shall cease to have any rights with respect thereto; provided, however, that if the Non-employee Director Separates from Service due to a pending Disability determination, such forfeiture shall not occur until a finding that such Disability has not occurred.
(b)            Death or Disability.  If the Non-employee Director becomes "disabled," within the meaning of Section 409A of the Code or in the event of the Non-employee Director's death, all Restricted Stock Units credited to the Non-employee Director's account shall immediately vest and become payable, in accordance with Section 7.1(c), to the Participant (or the Participant's legal representative or other person who acquired the rights to the Restricted Stock Units by reason of the Participant's death) in the form of a number of shares of Stock equal to the number of Restricted Stock Units credited to the Restricted Stock Unit account, rounded down to the nearest whole share.
(c)            Notwithstanding the provisions of Section 7.1(c) above, the Board, in its sole discretion, may amend this Section 7 or establish different terms and conditions pertaining to Non-employee Director Awards.
7.3            Effect of Change in Control on Non-employee Director Awards. In the event a Non-employee Director ceases to be on the Board for any reason (other than resignation), following the occurrence of a Change in Control, all Restricted Stock Units shall immediately vest but shall not be settled until such time set forth in Section 7.1(c) occurs.
7.4            Other Awards to Non-employee Directors.  Notwithstanding anything to the contrary set forth in this Plan, subject to Section 5.4(c) of the Plan, Non-employee Directors shall be eligible to receive all types of Awards under the Plan in addition to or instead of Non-employee Director Awards, as may be determined by the Board.
8.            Terms and Conditions of Stock Appreciation Rights.
Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish.  No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement.  Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
8.1            Types of SARs Authorized.  SARs may be granted in tandem with all or any portion of a related Option (a "Tandem SAR") or may be granted independently of any Option (a "Freestanding SAR").  A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.
8.2            Exercise Price.  The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (other than in connection with Substitute Awards granted in accordance with Code Section 424(a)): (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.
8.3            Exercisability and Term of SARs.
(a)            Tandem SARs.  Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option.
(b)            Freestanding SARs.  Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR.
(c)            Extension if Exercise Prevented by Law.  Notwithstanding the foregoing, unless the Committee provides otherwise in the Award Agreement, if the exercise of an SAR within the applicable time periods is prevented by the provisions of Section 15 below, the SAR shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the SAR is exercisable, but in any event no later than the earlier of the date of expiration of the SAR's term (as set forth in the applicable Award Agreement) and the tenth anniversary of the date of grant of the SAR.
(d)            Extension if Exercise Prohibited by Law.  Notwithstanding the foregoing, in the event that on the last business day of the term of an SAR the exercise of the SAR is prohibited by applicable law, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition.
8.4            Deemed Exercise of SARs.  An Award Agreement may provide that if on the last day of the term of an SAR the Fair Market Value of one share exceeds the grant price per share of the Stock Appreciation Right, the Participant has not exercised the SAR or the tandem Option (if applicable), and the SAR has not otherwise expired, the SAR, to the extent then vested, shall be deemed to have been exercised by the Participant on such day.  In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of shares (or cash) required for withholding taxes; any fractional share shall be settled in cash.
8.5            Effect of Termination of Service.  Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant's termination of Service only as provided in the Award Agreement.
9.            Terms and Conditions of Restricted Stock Awards.
Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish.  No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement.  Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
9.1            Types of Restricted Stock Awards Authorized.  Restricted Stock Awards may or may not require the payment of cash compensation for the stock.  Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4 or other performance conditions established by the Committee.  If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a) for Awards intended to comply with the "qualified performance-based compensation" exception under Section 162(m) of the Code.
9.2            Purchase Price.  The purchase price, if any, for shares of Stock issuable under each Restricted Stock Award and the means of payment shall be established by the Committee in its discretion.
9.3            Purchase Period.  A Restricted Stock Award requiring the payment of cash consideration shall be exercisable within a period established by the Committee; provided, however, that no Restricted Stock Award granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service.
9.4            Vesting and Restrictions on Transfer.  Shares issued pursuant to any Restricted Stock Award may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.  During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in the Award Agreement or as provided in Section 18.  Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
9.5            Voting Rights, Dividends and Distributions.  Except as provided in this Section, Section 9.4, Section 5.5, and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a shareholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares.  However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant's Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.
9.6            Effect of Termination of Service.  Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant's Service terminates for any reason, whether voluntary or involuntary (including the Participant's death or disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant's termination of Service in exchange for the payment of the purchase price, if any, paid by the Participant.  The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.
10.            Terms and Conditions of Performance Awards.
Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish.  No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement.  Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions to the extent required under Section 162(m).  Notwithstanding the foregoing, Awards that are not intended to comply with the "qualified performance-based compensation" exception under Section 162(m) may be subject to such other terms and conditions (which may be different from the terms and conditions set forth in this Section 10) as shall be determined by the Committee in its sole discretion.
10.1            Types of Performance Awards Authorized.  Performance Awards may be in the form of either Performance Shares or Performance Units.  Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.
10.2            Initial Value of Performance Shares and Performance Units.  Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share.  Each Performance Unit shall have an initial value determined by the Committee.  The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.
10.3            Establishment of Performance Period, Performance Goals and Performance Award Formula.  In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant.  To the extent compliance with the requirements under Section 162(m) with respect to "performance-based compensation" is desired, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain.  Once established, the Performance Goals and Performance Award Formula for Awards intended to comply with the "qualified performance-based compensation" exception under Section 162(m) shall not be changed during the Performance Period, except as would result in the exercise of negative discretion by the Committee to reduce the amount of the Award otherwise payable as permitted under Section 162(m).  The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.
10.4            Measurement of Performance Goals.  Performance Goals shall be established by the Committee on the basis of targets to be attained ("Performance Targets") with respect to one or more measures of business or financial performance (each, a "Performance Measure"), subject to the following:
(a)            Performance Measures.  Performance Measures shall be calculated with respect to the Company and/or each Subsidiary Corporation and/or such division or other business unit as may be selected by the Committee, or may be based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.  Performance Measures may be based upon one or more of the following objectively defined and non-discretionary business criteria and any other objectively verifiable and non-discretionary adjustments permitted and pre-established by the Committee in accordance with Section 162(m), as determined by the Committee:  (i) sales revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before interest, taxes and depreciation and amortization (EBITDA)/adjusted EBITDA; (vii) net income; (viii) expenses; (ix) the market price of the Stock; (x) earnings per share; (xi) return on shareholder equity or assets; (xii) return on capital; (xiii) return on net assets; (xiv) economic profit or economic value added (EVA); (xv) market share; (xvi) customer satisfaction; (xvii) safety; (xviii) total shareholder return; (xix) earnings; (xx) cash flow; (xxi) revenue; (xxii) profits before interest and taxes; (xxiii) profit/loss; (xxiv) profit margin; (xxv) working capital; (xxvi) price/earnings ratio; (xxvii) debt or debt-to-equity; (xxviii) accounts receivable; (xxix) write-offs; (xxx) cash; (xxxi) assets; (xxxii) liquidity; (xxxiii) earnings from operations; (xxxiv) operational reliability; (xxxv) environmental performance; (xxxvi) funds from operations; (xxxvii) adjusted revenues; (xxxviii) free cash flow; (xxxix) core earnings; or (xxxx) operational performance.
(b)            Performance Targets.  Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period.  A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.
10.5            Settlement of Performance Awards.
(a)            Determination of Final Value.  As soon as practicable, but no later than the 15th day of the third month following the completion of the Performance Period applicable to a Performance Award (or such shorter period set forth in an Award Agreement), the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula no later than the 15th day of the third month following the completion of such Performance Period (or such shorter period set forth in an Award Agreement).
(b)            Discretionary Adjustment of Award Formula.  In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award that is not intended to constitute "qualified performance-based compensation" to a "covered employee" within the meaning of Section 162(m) (a "Covered Employee") to reflect such Participant's individual performance in his or her position with the Company or such other factors as the Committee may determine.  With respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee, the Committee shall have the discretion to reduce (but not increase) some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula.
(c)            Payment in Settlement of Performance Awards.  As soon as practicable following the Committee's determination and certification in accordance with Sections 10.5(a) and (b) but, in any case, no later than the 15th day of the third month following completion of the Performance Period applicable to a Performance Award (or such shorter period set forth in an Award Agreement), payment shall be made to each eligible Participant (or such Participant's legal representative or other person who acquired the right to receive such payment by reason of the Participant's death) of the final value of the Participant's Performance Award.  Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee.
10.6            Voting Rights, Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited.  Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock.  The number of additional Performance Shares (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date.  Dividend Equivalents credited in connection with Performance Shares shall be subject to Section 5.5 of the Plan.  Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5.  Dividend Equivalents shall not be paid with respect to Performance Units.  In the event of an adjustment described in Section 4.2, the adjusted Performance Share Award shall be immediately subject to the same Performance Goals as are applicable to the Award.
10.7            Effect of Termination of Service.  Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant's termination of Service on the Performance Award shall be as follows:
(a)            Death or Disability.  If the Participant's Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant's Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant's Service during the Performance Period.  Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.
(b)            Other Termination of Service.  If the Participant's Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of termination of the Participant's Service for other reasons, the Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of any such Award, to the extent consistent with the preservation of the tax deductibility of awards pursuant to Section 162(m) of the Code.
11.            Terms and Conditions of Restricted Stock Unit Awards.
Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish.  No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement.  Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
11.1            Grant of Restricted Stock Unit Awards.  Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4.  If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a) for Awards intended to comply with the "qualified performance-based compensation" exception under Section 162(m).
11.2            Vesting.  Restricted Stock Units may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.
11.3            Voting Rights, Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled.  Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock.  The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date.  Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award, provided that Dividend Equivalents may be settled in cash, shares of Stock, or a combination thereof as determined by the Committee and set forth in the Award Agreement.  In the event of an adjustment as described in Section 4.2, the Participant's adjusted Restricted Stock Unit Award shall be immediately subject to the same Vesting Conditions as are applicable to the Award.
11.4            Effect of Termination of Service.  Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant's Service terminates for any reason, whether voluntary or involuntary (including the Participant's death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant's termination of Service.
11.5            Settlement of Restricted Stock Unit Awards.  The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant's Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 11.3) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, provided that Restricted Stock Units may be settled in cash, shares of Stock, or a combination thereof as determined by the Committee and set forth in the Award Agreement.  Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement and subject to the restrictions of Section 409A of the Code, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.
12.            Deferred Compensation Awards.
12.1            Establishment of Deferred Compensation Award Programs.  This Section 12 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section.  The Committee, in its discretion and upon such terms and conditions as it may determine, may establish one or more programs pursuant to the Plan under which:
(a)            Subject to the restrictions of Section 409A of the Code, Participants designated by the Committee who are Insiders or otherwise among a select group of management or highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to reduce such Participant's compensation otherwise payable in cash (subject to any minimum or maximum reductions imposed by the Committee) and to be granted automatically at such time or times as specified by the Committee one or more Awards of Stock Units with respect to such numbers of shares of Stock as determined in accordance with the rules of the program established by the Committee and having such other terms and conditions as established by the Committee.
(b)            Subject to the restrictions of Section 409A of the Code, Participants designated by the Committee who are Insiders or otherwise among a select group of management or highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to be granted automatically an Award of Stock Units with respect to such number of shares of Stock and upon such other terms and conditions as established by the Committee in lieu of cash or shares of Stock otherwise issuable to such Participant upon the settlement of a Performance Award or Performance Unit.
12.2            Terms and Conditions of Deferred Compensation Awards.  Deferred Compensation Awards granted pursuant to this Section 12 shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish.  No such Deferred Compensation Award or purported Deferred Compensation Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement.  Award Agreements evidencing Deferred Compensation Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
(a)            Vesting Conditions.  Deferred Compensation Awards shall or shall not be subject to vesting conditions, as determined by the Committee.
(b)            Terms and Conditions of Stock Units.
(i)            Voting Rights, Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  However, the Committee, in its discretion, may provide in the applicable Award Agreement that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which Stock Units held by such Participant are settled.  Such Dividend Equivalents shall be paid by crediting the Participant with additional whole and/or fractional Stock Units as of the date of payment of such cash dividends on Stock.  The method of determining the number of additional Stock Units to be so credited shall be specified by the Committee and set forth in the Award Agreement.  Such additional Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Stock Units originally subject to the Stock Unit Award.  In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant's Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award.
(ii)            Settlement of Stock Unit Awards.  A Participant electing to receive an Award of Stock Units pursuant to this Section 12, shall specify at the time of such election a settlement date with respect to such Award in accordance with rules established by the Committee.  Except as otherwise set forth in the applicable Award Agreement, the Company shall issue to the Participant upon the earlier of the settlement date elected by the Participant or the date of the Participant's Separation from Service, a number of whole shares of Stock equal to the number of whole Stock Units subject to the Stock Unit Award. The Participant shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares.  Any fractional Stock Unit subject to the Stock Unit Award shall be settled by the Company by payment in cash of an amount equal to the Fair Market Value as of the payment date of such fractional share.
13.            Other Stock-Based Awards.
In addition to the Awards set forth in Sections 6 through 12 above, the Committee, in its sole discretion, may carry out the purpose of this Plan by awarding Stock-Based Awards as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate.  Such awards may be evidenced by Award Agreements in such form as the Committee shall from time to time establish.
14.            Change in Control.
14.1            Effect of Change in Control.  Except as set forth in an applicable Award Agreement, in the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the "Acquiror"), may, without the consent of any Participant, either assume or continue the Company's rights and obligations under outstanding Awards or substitute for such Awards substantially equivalent Awards covering the Acquiror's stock.  Except as set forth in an applicable Award Agreement, any such Awards which are neither assumed, continued, or substituted by the Acquiror in connection with the Change in Control nor exercised (if applicable) as of the Change in Control shall, contingent on the Change in Control, become fully vested, and Options and SARs become exercisable immediately prior to the Change in Control.  Except as set forth in an applicable Award Agreement, Awards which are assumed or continued in connection with a Change in Control shall be subject to such additional accelerated vesting and/or exercisability, or lapse of restrictions in connection with the Participant's termination of Service in connection with the Change in Control as the Committee or Board may determine, if any.
14.2            Non-employee Director Awards.  Notwithstanding the foregoing, Non-employee Director Awards shall be subject to the terms of Section 7, and not this Section 14.
15.            Compliance with Securities Law.
The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed.  In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.  As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
16.            Tax Withholding.
16.1            Tax Withholding in General.  The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise or Net Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto.  The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan unless the Participating Company Group's tax withholding obligations have been satisfied by the Participant.
16.2            Withholding in Shares.  The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group.  Notwithstanding the foregoing, the Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates to the extent required to avoid adverse accounting or other consequences to the Company or Participant.
17.            Amendment or Termination of Plan.
The Board or the Committee may amend, suspend or terminate the Plan at any time.  However, without the approval of the Company's shareholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, (c) no amendment to Section 5.4(b) or 5.4(c), and (d) no other amendment of the Plan that would require approval of the Company's shareholders under any applicable law, regulation or rule.  Notwithstanding the foregoing, only the Board may amend Section 7 and may do so without the approval of the Company's shareholders.  No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Board or the Committee.  In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.
18.            Miscellaneous Provisions.
18.1            Repurchase Rights.  Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted.  The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.  Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
18.2            Provision of Information.  Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company's common shareholders.
18.3            Rights as Employee, Consultant or Director.  No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.  Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant's Service at any time.  To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee's employer or that the Employee has an employment relationship with the Company.  A Participant's rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award.  By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards.  Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant's normal or expected compensation, and in no way represents any portion of a Participant's salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.  The Company and its Parent Corporations and Subsidiary Corporations and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws and such person's written employee agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.
18.4            Rights as a Shareholder.  A Participant shall have no rights as a shareholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in another provision of the Plan.
18.5            Fractional Shares.  The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.
18.6            Severability.  If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.
18.7            Beneficiary Designation.  Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant's death before he or she receives any or all of such benefit.  Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime.  If a married Participant designates a beneficiary other than the Participant's spouse, the effectiveness of such designation may be subject to the consent of the Participant's spouse.  If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant's death, the Company will pay any remaining unpaid benefits to the Participant's legal representative.
18.8            Unfunded Obligation.  Participants shall have the status of general unsecured creditors of the Company.  Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974.  No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.  The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder.  Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant's creditors in any assets of any Participating Company.  The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.  Each Participating Company shall be responsible for making benefit payments pursuant to the Plan on behalf of its Participants or for reimbursing the Company for the cost of such payments, as determined by the Company in its sole discretion.  In the event the respective Participating Company fails to make such payment or reimbursement, a Participant's (or other individual's) sole recourse shall be against the respective Participating Company, and not against the Company.  A Participant's acceptance of an Award pursuant to the Plan shall constitute agreement with this provision.
18.9            Choice of Law.  Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of California, without regard to its conflict of law rules.
18.10            Section 409A of the Code.  Notwithstanding anything to the contrary in the Plan, to the extent (i) any Award payable in connection with a Participant's Separation from Service constitutes deferred compensation subject to (and not exempt from) Section 409A of the Code and (ii) the Participant is deemed at the time of such separation to be a "specified employee" under Section 409A of the Code and the Treasury regulations thereunder, then payment shall not be made or commence until the earlier of (i) six (6)-months after such Separation from Service or (ii) the date of the Participant's death following such Separation from Service; provided, however, that such delay shall only be effected to the extent required to avoid adverse tax treatment to the Participant, including (without limitation) the additional twenty percent (20%) tax for which the Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such delay.  Upon the expiration of the applicable delay period, any payment which would have otherwise been paid during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Participant or the Participant's beneficiary in one lump sum on the first business day immediately following such delay and any undelayed payments will be paid in accordance with their normal terms.
18.11            Restrictions on Transfer.  No Award and no shares of Stock that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of decent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant's guardian or legal representative.  Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the applicable Award Agreement, an Award shall be assignable or transferrable to a "family member" or other permitted transferee to the extent covered under Form S-8 Registration Statement under the Securities Act.

PLAN HISTORY AND NOTES TO COMPANY

February 19, 2014
Board adopts Plan with a reserve of 17 million shares, less one share for every one share of Stock covered by an award granted under the Prior Plan after December 31, 2013 and prior to the Effective Date.

May 12, 2014	Shareholders approve Plan. Plan Effective Date
January 1, 2016	The value of annual LTIP awards to non-employee directors increased to $140,000 from $105,000.

1.	Establishment, Purpose and Term of Plan1
1.1	Establishment1
1.2	Purpose1
1.3	Term of Plan1
2.	Definitions and Construction1
2.1	Definitions1
2.2	Construction7
3.	Administration8
3.1	Administration by the Committee8
3.2	Authority of Officers8
3.3	Administration with Respect to Insiders8
3.4	Committee Complying with Section 162(m)8
3.5	Powers of the Committee8
3.6	Option or SAR Repricing/Buyout10
3.7	Indemnification10
4.	Shares Subject to Plan10
4.1	Maximum Number of Shares Issuable10
4.2	Adjustments for Changes in Capital Structure11
4.3	Substitute Awards12
5.	Eligibility and Award Limitations12
5.1	Persons Eligible for Awards12
5.2	Participation12
5.3	Incentive Stock Option Limitations13
5.4	Award Limits13
5.5	Dividends and Dividend Equivalents14
6.	Terms and Conditions of Options14
6.1	Exercise Price14
6.2	Exercisability and Term of Options14
6.3	Payment of Exercise Price15
6.4	Effect of Termination of Service16
7.	Terms and Conditions of Non-employee Director Awards16
7.1	Grant of Restricted Stock Unit16
7.2	Effect of Termination of Service as a Non-employee Director17
7.3	Effect of Change in Control on Non-employee Director Awards18
7.4	Other Awards to Non-employee Directors18
8.	Terms and Conditions of Stock Appreciation Rights18
8.1	Types of SARs Authorized18
8.2	Exercise Price18
8.3	Exercisability and Term of SARs19
8.4	Deemed Exercise of SARs19
8.5	Effect of Termination of Service19
9.	Terms and Conditions of Restricted Stock Awards19
9.1	Types of Restricted Stock Awards Authorized20
9.2	Purchase Price20
9.3	Purchase Period20
9.4	Vesting and Restrictions on Transfer20
9.5	Voting Rights, Dividends and Distributions20
9.6	Effect of Termination of Service21
10.	Terms and Conditions of Performance Awards21
10.1	Types of Performance Awards Authorized21
10.2	Initial Value of Performance Shares and Performance Units21
10.3	Establishment of Performance Period, Performance Goals and Performance Award Formula21
10.4	Measurement of Performance Goals22
10.5	Settlement of Performance Awards23
10.6	Voting Rights, Dividend Equivalent Rights and Distributions23
10.7	Effect of Termination of Service24
11.	Terms and Conditions of Restricted Stock Unit Awards24
11.1	Grant of Restricted Stock Unit Awards24
11.2	Vesting25
11.3	Voting Rights, Dividend Equivalent Rights and Distributions25
11.4	Effect of Termination of Service25
11.5	Settlement of Restricted Stock Unit Awards25
12.	Deferred Compensation Awards26
12.1	Establishment of Deferred Compensation Award Programs26
12.2	Terms and Conditions of Deferred Compensation Awards26
13.	Other Stock-Based Awards27
14.	Change in Control27
14.1	Effect of Change in Control27
14.2	Non-employee Director Awards28
15.	Compliance with Securities Law28
16.	Tax Withholding28
16.1	Tax Withholding in General28
16.2	Withholding in Shares28
17.	Amendment or Termination of Plan29
18.	Miscellaneous Provisions29
18.1	Repurchase Rights29
18.2	Provision of Information29
18.3	Rights as Employee, Consultant or Director29
18.4	Rights as a Shareholder30
18.5	Fractional Shares30
18.6	Severability30
18.7	Beneficiary Designation30
18.8	Unfunded Obligation30
18.9	Choice of Law31
18.10	Section 409A of the Code31
18.11	Restrictions on Transfer31